                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement.       [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2)).

     [X] Definitive Proxy Statement.

     [ ] Definitive Additional Materials.

     [ ] Soliciting Material Pursuant to Section 240.14a-12

                               CLECO CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                                PROXY STATEMENT
                                      AND

                                   NOTICE OF

                                 ANNUAL MEETING

                                OF SHAREHOLDERS

                                 TO BE HELD ON

                                 APRIL 25, 2003

                                  [CLECO LOGO]

                                 MARCH 19, 2003

                               CLECO CORPORATION
                            2030 DONAHUE FERRY ROAD
                        PINEVILLE, LOUISIANA 71360-5226

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             ---------------------

TIME..........................   9:00 a.m., Central time, on Friday, April 25,
                                 2003

PLACE.........................  Louisiana Convention Centre
                                2225 N. MacArthur Drive
                                Alexandria, Louisiana

ITEMS OF BUSINESS.............   (1) To elect three directors who will each
                                     serve a three-year term expiring in 2006.

                                 (2) To ratify the appointment of
                                     PricewaterhouseCoopers LLP as independent auditors for the year ending December 31, 2003.

                                 (3) To transact any other business that may
                                     properly come before the annual meeting or any adjournments or postponements thereof.

RECORD DATE...................   You can vote if you are a shareholder of record
                                 as of the close of business on February 24, 2003.

ANNUAL REPORT.................   Our 2002 Annual Report, which is not a part of
                                 the proxy soliciting material, is enclosed.

PROXY VOTING..................   It is important that your shares be represented
                                 and voted at the annual meeting. Please mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope, or vote through the Internet as described in the enclosed proxy card. Any proxy may be revoked at any time prior to its exercise at the annual meeting.

                                          /s/Michael P. Prudhomme
                                          Michael P. Prudhomme
                                          Secretary

March 19, 2003

                                PROXY STATEMENT

                               CLECO CORPORATION

                         ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 25, 2003

     Cleco Corporation is furnishing you this proxy statement because you are a holder of Cleco common stock or preferred stock. The Cleco board of directors is soliciting proxies for use at the Cleco annual meeting of shareholders and at any adjournments or postponements of the annual meeting. The annual meeting will be held at 9:00 a.m., Central time, on April 25, 2003, at the Louisiana Convention Centre, 2225 N. MacArthur Drive, Alexandria, Louisiana (please see map included as Appendix A). The voting stock of Cleco consists of shares of common stock and preferred stock, with each share of common stock and preferred stock entitling its owner to one vote. The holders of common stock and preferred stock vote together as a single class, except in the election of directors, where holders of common stock can cumulate their votes. At the annual meeting, holders of record of Cleco voting stock at the close of business on February 24, 2003 will be entitled to vote upon proposals relating to:

     - the election of three directors who will each serve until the annual meeting in 2006;

     - the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for the year ending December 31, 2003; and

     - any other business that may properly come before the meeting.

                             ---------------------

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF THE THREE NOMINEES FOR DIRECTOR AND "FOR" THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS.

                             ---------------------

     This proxy statement and the accompanying proxy card are first being mailed on or about March 19, 2003 to record shareholders of Cleco as of February 24, 2003.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
INTRODUCTION................................................    3
  General...................................................    3
  Proxy Solicitation........................................    3
  Record Date and Voting Rights.............................    3
  Execution and Revocation of Your Proxy....................    4
PROPOSAL NUMBER 1 -- ELECTION OF THREE CLASS III
  DIRECTORS.................................................    5
  Class III Directors (nominees to be elected at the 2003
     annual meeting; terms of office expire in 2006)........    5
  Class I Directors (terms of office expire in 2004)........    5
  Class II Directors (terms of office expire in 2005).......    6
  Organization of the Board of Directors....................    6
  Compensation of the Board of Directors....................    7
  Interests of the Board of Directors.......................    8
SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT..............    9
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS.............   11
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.....   11
EXECUTIVE COMPENSATION......................................   12
  General...................................................   12
  Summary Compensation Table................................   12
  Stock Option Plans........................................   14
  Long-Term Incentive Plan..................................   15
  Retirement Plans..........................................   16
  Employment Agreements and Change in Control...............   17
  Compensation Committee Report on Executive Compensation...   19
  Compensation Committee Interlocks and Insider
     Participation..........................................   23
REPORT OF THE AUDIT COMMITTEE...............................   23
PERFORMANCE GRAPH...........................................   24
PROPOSAL NUMBER 2 -- RATIFICATION OF APPOINTMENT OF
  INDEPENDENT AUDITORS......................................   25
ANNUAL REPORT...............................................   26
PROPOSALS BY SHAREHOLDERS...................................   26
OTHER MATTERS...............................................   27
APPENDIX A -- MAP OF LOCATION OF ANNUAL MEETING SITE........  A-1

                                  INTRODUCTION

GENERAL

     This is the proxy statement of Cleco Corporation. Unless the context clearly indicates otherwise or unless otherwise noted, all references in this proxy statement to Cleco Corporation or Cleco include Cleco Corporation and its predecessors.

PROXY SOLICITATION

     The enclosed proxy is solicited on behalf of the Cleco board of directors to be voted at the annual meeting. The management of Cleco will solicit proxies by mail, telephone, facsimile, the Internet or overnight delivery. Proxies also may be solicited in advertisements and in person by Cleco officers and employees. Cleco has hired Morrow & Company, Inc. to assist in the solicitation of proxies. Morrow's fee is approximately $7,500 plus expenses. Other than Morrow, no specially engaged solicitors will be retained to solicit proxies. Cleco is responsible for the payment of all expenses of the solicitation, including the cost of preparing and mailing this proxy statement and the reimbursement of brokerage firms and other nominees for their reasonable expenses in forwarding proxy material to beneficial owners of Cleco voting stock.

     All duly executed proxies will be voted in accordance with their instructions. If no instructions are in an executed proxy, the shares represented by such proxy will be voted at the annual meeting or any adjournments or postponements thereof "FOR" each of the proposals and, in the discretion of the persons named in the proxy, on any other business that may properly come before the annual meeting. Management is not aware of any other matters that are likely to be brought before the annual meeting.

     Cleco's principal executive offices are located at 2030 Donahue Ferry Road, Pineville, Louisiana 71360-5226, and Cleco's telephone number is (318) 484-7400.

RECORD DATE AND VOTING RIGHTS

     Holders of record of outstanding voting stock as of the close of business on February 24, 2003 are entitled to receive notice of and to vote at the annual meeting. As of February 24, 2003, there were 47,100,551 shares of Cleco common stock outstanding and 265,779 shares of Cleco preferred stock outstanding. As of February 24, 2003, all officers and directors of Cleco, as a group, beneficially owned 3.5% of the outstanding shares of Cleco common stock and 29.6% of the outstanding shares of Cleco preferred stock.

     This proxy provides you with the opportunity to specify your approval or disapproval of, or abstention with respect to, the following proposals:

     - Proposal 1 -- the election of three directors to serve until the 2006 annual meeting of shareholders; and

     - Proposal 2 -- the ratification of the appointment of independent auditors for 2003.

     Generally, under Louisiana law and Cleco's Amended and Restated Articles of Incorporation and Bylaws, an abstention by a shareholder who is either present in person at the annual meeting or represented by proxy is not a vote "cast" and is counted neither "for" nor "against" the matter subject to the abstention. Broker non-votes on matters are treated as shares as to which voting power has been withheld by the beneficial holders of those shares and, therefore, as shares not entitled to vote. Under Louisiana law and the Cleco Bylaws, a quorum is based upon the number of outstanding shares of voting stock, including shares relating to abstentions.

     Election of directors is by plurality of the voting stock, with each holder of Cleco common stock being able to cast as many votes as equal the number of such holder's shares of common stock multiplied by the number of directors to be elected. Each holder of Cleco common stock may cumulate all or any part of these votes for one or more of the nominees. The ratification of the appointment of the independent auditors will be determined by a majority of the voting stock cast, in person or by proxy, at the annual meeting.

     The proxy enclosed for record holders of voting stock is for the number of shares registered in your name with Cleco, together with any additional full shares held in your name in the Dividend Reinvestment Plan, or DRIP.

     If you are an employee of Cleco and participate in the Cleco Savings and Investment Plan, you may vote the number of shares of Cleco common stock equivalent to your interest in the Cleco common stock fund as of the close of business on February 24, 2003, the record date for the annual meeting. You also may vote the number of shares of Cleco preferred stock allocated to your account under the plan as of the record date for the annual meeting. Additionally, if you are an employee of Cleco and participate in the Cleco Employee Stock Purchase Plan, you may vote the number of shares of Cleco common stock purchased with your payroll deductions as of the record date. In any case, complete and return the proxy card being mailed with this proxy statement. The trustee under the Savings and Investment Plan and/or the custodian under the Employee Stock Purchase Plan will vote the shares allocated to your account(s) according to your instructions. If you do not send instructions within the time required, the share equivalents credited to your account(s) will not be voted.

     Please call Cleco's Office of Shareholder Assistance at 1-800-253-2652 with any questions relating to the proposals to be considered at the annual meeting.

EXECUTION AND REVOCATION OF YOUR PROXY

     Shares represented by proxies properly signed and returned will be voted at the annual meeting in accordance with the shareholder's specifications. If a proxy is signed but no voting specification is made, then the shares represented by the proxy will be voted "FOR" the election of the three nominees for director and "FOR" the ratification of the appointment of PricewaterhouseCoopers LLP as the independent auditors for 2003, and in accordance with the recommendations of the Cleco board of directors on any other proposals that may properly come before the annual meeting.

     A shareholder who gives a proxy may revoke it at any time before the proxy is voted at the annual meeting. To revoke a proxy, a written instrument signed in the same manner as the proxy must be delivered to the Secretary of Cleco at or before the annual meeting. Also, a shareholder who attends the annual meeting in person may vote by ballot at the meeting, thereby canceling his or her proxy.

           PROPOSAL NUMBER 1 -- ELECTION OF THREE CLASS III DIRECTORS

     Cleco's Bylaws provide for the division of Cleco's board of directors into three classes, Class I, Class II and Class III, with each class consisting, as nearly as possible, of one-third of the number of directors constituting the whole board. Cleco's board of directors currently has a total of ten directors: three are in Class I, four are in Class II and three are in Class III. The term of each directorship is three years. The terms of the three classes are staggered in a manner so that only one class is elected by the shareholders annually. The three Class III director positions are proposed for election this year to serve as members of Cleco's board of directors until the annual meeting of shareholders in 2006, or until their successors are elected and qualified.

     The persons named in the accompanying proxy may act with discretionary authority to cumulate the votes attributable to shares of Cleco common stock represented by the proxy and to vote for other nominees upon the unavailability of a named nominee, although management is not aware of any circumstance likely to render any of the named nominees unavailable for election. Unless a shareholder specifies otherwise, the persons named in the accompanying proxy intend to vote in favor of the nominees listed below. The three persons that receive the most votes cast will be elected as directors.

     All of the nominees listed below currently serve as directors of Cleco. Directors who are members of Classes I and II, who are continuing as directors at this time and whose terms of office expire in 2004 and 2005, respectively, are named below following the information concerning the three nominees for election as Class III directors.

     Cleco's board of directors has unanimously approved the nomination of the three nominees for Class III director and recommends that you vote "FOR" the election of the three nominees for Class III director.

     Below is information concerning the three nominees for election as Class III directors at the annual meeting as well as the continuing Class I and Class II directors, including the business experience of each during the past five years.

CLASS III DIRECTORS (NOMINEES TO BE ELECTED AT THE 2003 ANNUAL MEETING; TERMS OF OFFICE EXPIRE IN 2006)

     - J. Patrick Garrett, who is retired, was employed by Windsor Food Company Ltd., a privately held company engaged in the food processing business, where he served as president and chief executive officer from 1995 until 1999. Mr. Garrett, who is 59 years old, has been a director of Cleco since 1981 and is chairman of the Executive Committee and the Nominating/Governance Committee and a member of the Compensation Committee.

     - F. Ben James, Jr. has been president of James Investments, Inc., a company primarily engaged in real estate development and international marketing, for more than five years. Mr. James, who is 67 years old, has been a director of Cleco since 1986 and is chairman of the Audit Committee and a member of the Executive Committee and the Nominating/Governance Committee.

     - Elton R. King, who is retired, was employed as president and chief executive officer of and a director of Visual Networks, Inc. from June 2001 until August 2002. Mr. King retired from BellSouth Telecommunications Inc. in 1999, where he had been employed for more than five years, serving most recently as the president of its network and carrier services group. Mr. King, who is 56 years old, has been a director of Cleco since 1999 and is a member of the Compensation Committee. He is also a director of Hibernia Corporation and Hibernia National Bank.

CLASS I DIRECTORS (TERMS OF OFFICE EXPIRE IN 2004)

     - Sherian G. Cadoria has served as president of Cadoria Speaker and Consultancy Service for more than five years. She retired in 1990 as Brigadier General of the United States Army after a 29-year military career. Ms. Cadoria, who is 63 years old, has been a director of Cleco since 1993 and is a member of the Compensation Committee.

     - Richard B. Crowell has been engaged in the practice of law for more than five years as a member of the law firm of Crowell & Owens. Mr. Crowell, who is 64 years old, has been a director of Cleco since 1997 and is a member of the Audit Committee. He is also a director of Whitney Holding Corporation and Whitney National Bank.

     - David M. Eppler has served as chief executive officer of Cleco since 2000, as president since 1999 and as a director since 1998; he had served as chief operating officer from 1997 until 2000, as executive vice president from 1997 until 1999, as vice president of power supply and energy transmission from 1995 to 1997 and as vice president of finance and chief financial officer from 1993 to 1995. Prior to that time, Mr. Eppler had served as vice president of finance and rates and as treasurer. Mr. Eppler, who is 52 years old, joined Cleco in 1981. Mr. Eppler is a member of the Executive Committee.

CLASS II DIRECTORS (TERMS OF OFFICE EXPIRE IN 2005)

     - William L. Marks is a director of and has been chairman and chief executive officer of Whitney Holding Corporation and Whitney National Bank for more than five years. Mr. Marks, who is 60 years old, has been a director of Cleco since 2001 and is a member of the Compensation Committee. He is also a director of Adtran, Inc.

     - Ray B. Nesbitt, who is retired, was employed by Exxon Chemical Company as president for more than five years before retiring in 1998. Mr. Nesbitt, who is 69 years old, has been a director of Cleco since 2001 and is a member of the Audit Committee. He is also a director of Hibernia Corporation, Hibernia National Bank and Vermilion Corporation.

     - Robert T. Ratcliff has been chairman, president and chief executive officer of Ratcliff Construction Company, a company primarily engaged in the design and construction of industrial, commercial and governmental facilities, for more than five years. Mr. Ratcliff, who is 60 years old, has been a director of Cleco since 1993 and is a member of the Audit, Executive and Nominating/Governance Committees. He is also a director of Hibernia Corporation and Hibernia National Bank.

     - William H. Walker, Jr. is president and a director of Howard Weil, a division of Legg Mason Wood Walker, Inc., an investment banking firm, and has served in such positions for more than five years. Mr. Walker, who is 57 years old, has been a director of Cleco since 1996 and is chairman of the Compensation Committee and a member of the Executive Committee and the Nominating/ Governance Committee.

ORGANIZATION OF THE BOARD OF DIRECTORS

     Cleco's board of directors has an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating/Governance Committee. The members of those committees are identified, as appropriate, under "Class III Directors," "Class I Directors" and "Class II Directors" above.

     The Audit Committee selects the independent auditors of Cleco, reviews the scope of audits, reviews and recommends to Cleco's board of directors financial reporting and accounting practices and reviews Cleco's procedures for internal auditing and the adequacy of the system of internal accounting controls of Cleco. The Audit Committee held four meetings during 2002.

     The Compensation Committee approves, or in some cases recommends to Cleco's board of directors, remuneration arrangements and compensation plans involving Cleco's officers and employees and administers the granting of stock options, restricted stock and other awards to eligible employees under the long-term incentive plan and the annual incentive compensation program. The Compensation Committee held six meetings in 2002.

     The Nominating/Governance Committee considers and makes recommendations to the board of directors with respect to the size and composition of the board, potential candidates for membership on the board, compensation of directors, the effectiveness, structure and operation of the board and changes to

Cleco's Corporate Governance Guidelines. The Nominating/Governance Committee held two meetings in 2002.

     Cleco's board of directors held four regular meetings and four special meetings during 2002. At intervals between these formal meetings, members of Cleco's board of directors hold informal telephone conference meetings, are provided with written reports regarding the operations of Cleco and also are consulted informally from time to time with respect to pending business. During 2002, all directors attended at least 75% of the total number of formal meetings of Cleco's board of directors and of the committees of Cleco's board of directors on which such directors served, except for Mr. King, who attended 10 of the 14 formal board and committee meetings held during the period in which he served as a director in 2002.

     During 2002, all members of Cleco's board of directors served as members of the board of managers of Cleco Power LLC, Cleco's utility affiliate. Also during 2002, members of Cleco's board of directors attended, on a voluntary, rotational basis, the board of managers' meetings of certain other Cleco affiliates at which Cleco's board members received information about the respective affiliates' operations but did not vote or act in any official capacity.

COMPENSATION OF THE BOARD OF DIRECTORS

     Directors who are Cleco employees receive no additional compensation for serving as a director. In 2002, compensation for non-employee directors included annual retainer and meeting fees, stock options, restricted stock awards, retirement plan participation and insurance benefits.

     During 2002, each non-employee director received an annual retainer of $20,000, an additional annual fee of $3,000 if the director was a chairman of a committee, $1,000 for each day of in-person meeting attendance at a board or committee meeting and $500 for each day of telephone conference meeting attendance at a board or committee meeting. Annual retainer and meeting fees are paid, at the election of each director, in the form of cash, Cleco common stock or a combination of both cash and stock. Cleco reimburses directors for travel and related expenses incurred for attending meetings of Cleco's board of directors, board committees or affiliate boards. During 2002, all non-employee directors served the entire year.

     A non-employee director receives a grant of options to purchase 5,000 shares of Cleco common stock at the beginning of his or her three-year term. Each grant is immediately exercisable, has a ten-year exercise period and an exercise price equal to the fair market value of Cleco common stock on the date of grant. If a director's initial term is less than three years, the grant is prorated. During 2002, Mr. Marks, Mr. Nesbitt, Mr. Ratcliff and Mr. Walker each received a grant of options to purchase 5,000 shares of Cleco common stock. During 2002, each non-employee director also received an annual grant of options to purchase 2,500 shares of Cleco common stock, subject to the same terms and conditions as the term grant, and an annual restricted stock award of 250 shares of Cleco common stock. Directors were not required to provide any consideration in exchange for the restricted stock award. Stock subject to the award cannot be sold or transferred for three years, measured from the date of the award.

     Restricted stock awards are also made to each non-employee director upon his or her initial election to the board. The amount of the award is equal to the number of shares necessary to increase ownership of Cleco common stock to 1,000 shares. The purchase price is the fair market value of Cleco common stock on the date of the award. The stock cannot be sold or transferred until the shares have been paid, in full, by the application of a portion of the director's annual retainer. During 2002, no directors received such restricted stock awards.

     A non-employee director may elect to participate in a deferred compensation plan and defer the receipt of all or part of his or her fees, whether payable in cash or Cleco common stock, and option gain. Benefits are equal to the amount credited to each director's individual account based on compensation deferred plus applicable investment returns. Accounts are payable when a director ceases to serve on the board or attains a specified age. In the event of a change in control, Cleco will make a contribution to a rabbi trust to fund plan benefits. Prior to April 2002, Cleco had a retirement plan for its non-employee directors. In April 2002, benefit accruals under the retirement plan were discontinued for directors serving at the time, the plan was terminated and plan benefits were distributed. The amounts distributed to each director were as follows: Mr. Garrett, $69,551; Mr. James, $104,459; Mr. King, $12,152; Ms. Cadoria, $62,117; Mr. Crowell,
$43,014; Mr. Marks, $7,501; Mr. Nesbitt, $11,568; Mr. Ratcliff, $50,036; and Mr.
Walker, $28,230. Mr. A. DeLoach Martin, Jr., who retired from the board in April 2002, received $100,063. Cleco also provides its non-employee directors with $200,000 of life insurance and permanent total disability coverage under a group accidental death and dismemberment plan maintained by Cleco Power LLC, a wholly owned subsidiary of Cleco.

INTERESTS OF THE BOARD OF DIRECTORS

     In 2002, no non-employee member of Cleco's board performed services for or received compensation from Cleco or its affiliates except for those services relating to his or her duty as a member of Cleco's board.

                 SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

     The following table describes the Cleco common stock and Cleco preferred stock beneficially owned by Cleco directors and nominees, the executive officers named in the Summary Compensation Table below and the directors and executive officers as a group. Shares of stock are "beneficially owned" by a person if the person directly or indirectly has or shares the power to vote or dispose of the shares, regardless of whether the person has any economic interest in the shares. A person also beneficially owns shares as to which the person has the right to acquire beneficial ownership within 60 days, as in the case of the stock options set forth under the "Options Exercisable Within 60 Days" column in the following table.

     All information in the table is as of January 31, 2003 and is based upon information supplied by the directors and officers. Unless otherwise indicated in the footnotes and subject to community property laws where applicable, each of the shareholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned.

                                                                              AMOUNT AND NATURE
                              AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP OF      OF BENEFICIAL
                                              COMMON STOCK                      OWNERSHIP OF
                              --------------------------------------------     PREFERRED STOCK
                                            OPTIONS                          -------------------
                                          EXERCISABLE              PERCENT    NUMBER     PERCENT
                                            WITHIN                   OF         OF         OF
                              DIRECT(1)   60 DAYS(2)    OTHER(3)    CLASS    SHARES(4)    CLASS
                              ---------   -----------   --------   -------   ---------   -------
DIRECTORS AND NOMINEES
  Sherian G. Cadoria........     2,500       15,000           0        *           0         *
  Richard B. Crowell........    64,313       15,000     125,245(5)     *           0         *
  J. Patrick Garrett........    38,949       13,334           0        *           0         *
  F. Ben James, Jr. ........    10,500       13,334           0        *           0         *
  Elton R. King.............     6,098       10,556           0        *           0         *
  William L. Marks..........    12,500       11,667           0        *           0         *
  Ray B. Nesbitt............     4,500       11,667           0        *           0         *
  Robert T. Ratcliff........     4,415       16,668           0        *           0         *
  William H. Walker, Jr. ...    73,350       16,668           0        *           0         *
NAMED EXECUTIVE OFFICERS
  David M. Eppler(6)........    82,297       48,000       7,181        *         748         *
  Mark H. Segura............    26,817       19,799       4,493        *         468         *
  Dilek Samil...............    21,863            0         240        *          25         *
  Darrell J. Dubroc.........    33,104            0       4,368        *         455         *
  Samuel H. Charlton III....    20,456            0         394        *          41         *
  Catherine C. Powell.......    27,322       22,733       4,752        *         495         *
  All directors, nominees
     and executive officers
     as a group (24 persons,
     including those listed
     above).................   538,045      239,092     882,679(7)   3.5%     78,774(7)   29.6%

---------------

 *  Less than 1% of the outstanding stock of the class.

(1) "Direct" represents shares as to which each named individual has sole voting or dispositive power, including shares of Cleco common stock allocated under the Savings and Investment Plan and shares of common stock granted as restricted stock awards under Cleco's long-term incentive plans. Mr. Dubroc holds 1,388 common shares, and Mr. Charlton holds 3,271 common shares under the Savings and Investment Plan. The other executive officers included in the amount shown for all directors, nominees and executive officers as a group hold 4,981 common shares under the Savings and Investment Plan. Shares of stock awarded under Cleco's long-term incentive plans that were restricted as of January 31, 2003 were held by the persons in the table above as follows: Mr. Eppler, 46,175; Mr. Segura, 15,428; Ms. Samil, 16,045; Mr. Dubroc, 0; Mr. Charlton, 13,185; Ms. Powell, 12,958; and the other executive officers included in the amount shown for all directors, nominees and executive officers as a group, 57,542.

(2) "Options Exercisable Within 60 Days" reflects the number of shares that could be purchased by exercise of options at January 31, 2003 or within 60 days thereafter under Cleco's long-term incentive plans.

(3) "Other" represents the number of shares of common stock as to which the named individuals share voting and dispositive power with another person and also represents the equivalent common stock shares convertible from the preferred stock in the Savings and Investment Plan.

(4) "Number of Shares" represents the number of shares of Cleco preferred stock allocated under the Savings and Investment Plan that are convertible into Cleco common stock.

(5) Includes 125,245 shares owned by members of Mr. Crowell's family and family trusts, for which beneficial ownership is disclaimed.

(6) Mr. Eppler is also a director of Cleco.

(7) The Savings and Investment Plan holds Cleco preferred stock that is convertible, at any time, into shares of Cleco common stock; 74,163 shares of Cleco preferred stock, convertible into 711,965 shares of Cleco common stock (1.5% of such common stock), have not yet been allocated to accounts of participants in the plan. Executive officers of Cleco serve with other Cleco employees as the administrators of the plan and make voting decisions with respect to the unallocated shares. Such shares have been included only once in calculating the beneficial ownership of all officers and directors as a group.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth as of December 31, 2002, each person known to Cleco who is the beneficial owner of more than 5% of the outstanding shares of any class of Cleco's voting securities.

                                                                     AMOUNT AND NATURE      PERCENT OF
TITLE OF CLASS        NAME AND ADDRESS OF BENEFICIAL OWNER        OF BENEFICIAL OWNERSHIP     CLASS
--------------        ------------------------------------        -----------------------   ----------
Preferred        UMB Bank, N.A.                                            255,491(1)         96.1%
  Stock          Trustee of Cleco's Savings and Investment Plan
                 1010 Grand Boulevard, Kansas City, MO 64106
Common Stock     T. Rowe Price Associates, Inc.                          3,067,850(2)          6.5%
                 100 E. Pratt Street
                 Baltimore, MD 21202

---------------

(1) Based upon information contained in Cleco's records and those of Cleco's transfer agent. The 255,491 shares are held by UMB Bank, N.A., as Trustee of the Savings and Investment Plan. The 255,491 shares are convertible into 2,452,714 shares of Cleco common stock, subject to antidilution adjustment, or approximately 5.2% of the common stock outstanding as of December 31, 2002. Participants in the Savings and Investment Plan have voting rights for shares of Cleco preferred stock allocated to their accounts. The Trustee is required to vote unallocated shares in accordance with instructions received from the plan administrator of the Savings and Investment Plan. The Trustee also holds 1,054,665 shares of Cleco common stock, which are allocated to the accounts of individual plan participants. The Trustee may vote shares of common stock allocated to a participant's account only in accordance with instructions received from the participant. The combined holdings of the Trustee under the Savings and Investment Plan, on an as-converted basis with regard to the Cleco preferred stock, are 3,507,379 shares, or 7.5%, of the outstanding shares of Cleco common stock as of December 31, 2002.

(2) As of December 31, 2002, based solely on a Schedule 13G filed with the Securities and Exchange Commission. These securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates is deemed to be a beneficial owner of such securities; however,
    T. Rowe Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Cleco's executive officers and directors, and persons who beneficially own more than 10% of a registered class of Cleco's equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Cleco's equity securities. To Cleco's knowledge, based solely on review of the copies of such reports furnished to Cleco, for the fiscal year ended December 31, 2002, all
Section 16(a) filing requirements applicable to its executive officers, directors and greater-than-10% shareholders were satisfied.

                             EXECUTIVE COMPENSATION

GENERAL

     The Summary Compensation Table below sets forth individual compensation information for the chief executive officer and the five other most highly paid executive officers of Cleco and certain affiliates for services rendered in all capacities to Cleco and its affiliates during the fiscal years ended December 31, 2002, December 31, 2001 and December 31, 2000.

                           SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM COMPENSATION
                                                                            -----------------------
                                                                            NUMBER OF
                                                                            SECURITIES
                                                           OTHER ANNUAL     UNDERLYING      LTIP         ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR    SALARY    BONUS(1)   COMPENSATION(2)    OPTIONS     PAYOUTS(3)   COMPENSATION(4)
---------------------------  ----   --------   --------   ---------------   ----------   ----------   ---------------
David M. Eppler...........   2002   $410,385   $159,360       $33,305         10,000            --       $  8,005
  President and Chief        2001    369,232    224,400        25,849         50,000      $347,020          7,197
  Executive Officer --       2000    308,274    208,488        20,238             --       277,329          7,190
  Cleco Corporation
Mark H. Segura............   2002   $245,962   $ 76,544       $14,616          7,500            --       $  7,515
  Vice President --          2001    210,389    130,249        10,619         10,000      $109,200          6,885
  Transmission and           2000    171,547    106,163         7,909             --       103,548          6,878
  Distribution --
  Cleco Power LLC
Dilek Samil(5)............   2002   $223,269   $ 68,554       $10,043             --            --       $ 29,844
  Senior Vice President --   2001     47,654     99,523         1,980          9,000      $147,989         35,689
  Finance and
  Chief Financial
    Officer --
  Cleco Corporation
Darrell J. Dubroc.........   2002   $265,692         --       $15,455             --      $526,512       $790,207(6)
  Senior Vice President --   2001    236,538   $133,152        11,590         15,000       162,243          6,885
  Generation Services --     2000    182,885    122,670         8,837             --       146,729          6,854
  Cleco Corporation
Samuel H. Charlton III(5)..  2002   $215,924   $ 33,485       $ 9,939             --            --       $  7,261
  Vice President and         2001    197,917     78,178         6,301          7,000            --             --
  Chief Operating
    Officer --
  Cleco Midstream
  Resources LLC
Catherine C. Powell.......   2002   $188,385   $ 58,957       $10,466             --            --       $  7,539
  Senior Vice President --   2001    174,158     83,412         9,441          6,000      $154,096          7,005
  Corporate Services --      2000    157,122     86,278         8,555             --       147,615          6,998
  Cleco Corporation

---------------

(1) The "Bonus" column includes cash awards that are payable or have been paid to executive officers for the following:

     - An annual incentive compensation program under which participants may receive incentive compensation determined by the performance of Cleco and the individual participants; and

     - Merit lump-sum payments received by certain named executive officers.

(2) For 2002, 2001 and 2000, the "Other Annual Compensation" column includes dividends paid on restricted stock awards under Cleco's long-term incentive plans. Dividends on restricted stock are paid quarterly and at the same rate as dividends on Cleco common stock.

(3) Restricted stock awards granted under Cleco's long-term incentive plans are reported under the "Long-Term Incentive Plan -- Awards in 2002" table below. The number and value of the aggregate restricted stock holdings at December 31, 2002, a portion of which is included in the "LTIP Payouts" column, for each of the named executive officers were as follows:

      - Mr. Eppler -- 37,212 shares with a value of $520,968;

      - Mr. Segura -- 16,331 shares with a value of $228,634;

      - Ms. Samil -- 11,221 shares with a value of $157,094;

      - Mr. Dubroc -- 0 shares with a value of $0;

      - Mr. Charlton -- 11,105 shares with a value of $155,470; and

      - Ms. Powell -- 11,694 shares with a value of $163,716.

     The "LTIP Payouts" column includes the value of restricted stock and opportunity shares granted or awarded under Cleco's long-term incentive plans that vested in the following years and the related tax gross-up amounts:

      - 2002 -- relating to the performance period January 1, 1999 to December 31, 2001;

      - 2001 -- relating to the performance period January 1, 1998 to December 31, 2000; and

      - 2000 -- relating to the performance period January 1, 1997 to December 31, 1999.

(4) The "All Other Compensation" column includes the following:

     - Amounts contributed or accrued by Cleco under the Savings and Investment Plan on behalf of the named executive officers as follows:

                                                          2000     2001     2002
                                                         ------   ------   ------
Mr. Eppler.............................................  $6,800   $6,800   $7,607
Mr. Segura.............................................   6,800    6,800    7,429
Ms. Samil..............................................      --      646    4,639
Mr. Dubroc.............................................   6,800    6,800    7,333
Mr. Charlton...........................................      --        0    6,383
Ms. Powell.............................................   6,800    6,800    7,334

     - Term life insurance premiums paid for the benefit of the named executive officers as follows:

                                                              2000   2001   2002
                                                              ----   ----   ----
Mr. Eppler..................................................  $390   $397   $397
Mr. Segura..................................................    78     85     85
Ms. Samil...................................................    --     43    205
Mr. Dubroc..................................................    54     85     85
Mr. Charlton................................................    --      0    877
Ms. Powell..................................................   198    205    205

     - Ms. Samil received a relocation bonus of $35,000 in 2001 and a sign-on bonus of $25,000 in 2002.

(5) Ms. Samil joined Cleco in October 2001, and Mr. Charlton was appointed to the Policy Committee of Cleco in 2001.

(6) Mr. Dubroc terminated his employment with Cleco on December 20, 2002. Under the terms of his executive employment agreement, he received or will receive one year's base salary, relocation assistance and continued medical coverage for a period of 18 months. In consideration for the signing of a waiver and release, he received or will receive an additional six months' base salary, target annual incentive for 2002, cash in lieu of the aforementioned relocation assistance, cash for outplacement assistance and a cash payment equal to the Black-Scholes value of non-qualified stock options previously granted to him, determined as if the exercise period of such options expired five years from his resignation date. In addition, under the terms of Cleco's 2000 Long-Term Incentive Compensation Plan, Mr. Dubroc received a pro rata portion of target and opportunity shares for each of the outstanding performance cycles. Restrictions lapsed on all shares held by him as of his resignation date.

STOCK OPTION PLANS

     Options to purchase shares of Cleco common stock are outstanding under two plans. The first plan is the 1990 Long-Term Incentive Compensation Plan adopted and maintained by Cleco Power LLC, a wholly owned subsidiary of Cleco. An aggregate of 1,600,000 shares of Cleco common stock was reserved for issuance under the 1990 plan. The 1990 plan expired on January 1, 2000, and no additional grants can be made. As of December 31, 2002, grants of stock options representing 751,428 shares of Cleco common stock were outstanding under the 1990 plan.

     Under the 2000 Long-Term Incentive Compensation Plan ("Long-Term Incentive Plan"), certain officers, employees and non-employee directors of Cleco may receive restricted stock, stock options, phantom stock, stock appreciation rights and certain other awards. An aggregate of 1,600,000 shares of Cleco common stock has been reserved for issuance under the Long-Term Incentive Plan. As of December 31, 2002, grants of stock options representing 501,569 shares of Cleco common stock were outstanding.

  OPTION GRANTS

     The table below sets forth, for each of the six persons listed in the Summary Compensation Table, the following information concerning non-qualified stock options granted during 2002:

     - The number of shares of Cleco common stock underlying options granted during 2002;

     - The percent such grants represent of the total number of options granted to Cleco employees in 2002;

     - The per share exercise price and expiration date of the options; and

     - The potential realizable value of each grant of options, assuming that the market price of Cleco common stock appreciates from the date of grant to the end of the option term at a 5% and 10% compound annual rate.

                             OPTION GRANTS IN 2002

                                                                                    POTENTIAL REALIZABLE
                                                                                      VALUE AT ASSUMED
                               NUMBER OF    % OF TOTAL                                ANNUAL RATES OF
                              SECURITIES     OPTIONS                              STOCK PRICE APPRECIATION
                              UNDERLYING    GRANTED TO   EXERCISE                     FOR OPTION TERM
                                OPTIONS     EMPLOYEES      PRICE     EXPIRATION   ------------------------
NAME                          GRANTED(1)     IN 2002     ($/SHARE)      DATE        5%(2)        10%(2)
----                          -----------   ----------   ---------   ----------   ----------   -----------
David M. Eppler.............    10,000        12.2%       $24.25      04/17/12     $152,507     $386,483
Mark H. Segura..............     7,500          9.1%       24.25      04/17/12      114,380      289,862
Dilek Samil.................         0           --           --            --           --           --
Darrell J. Dubroc(3)........     7,500          9.1%       24.25            --            0            0
Samuel H. Charlton III......         0           --           --            --           --           --
Catherine C. Powell.........         0           --           --            --           --           --

---------------

(1) The options vest in one-third increments per year beginning on the third anniversary of the date of grant, so long as the executive remains a Cleco employee. All options immediately vest upon the occurrence of a change in control as defined in the Long-Term Incentive Plan. A "change in control" is generally deemed to have occurred in accordance with the events described in this proxy statement under Employment Agreements and Change in Control.

(2) These columns illustrate the gains that could be realized if the market price of Cleco common stock appreciates at a 5% or 10% compound annual rate. These growth rates are arbitrary rates specified by the SEC, not Cleco's predictions.

(3) Mr. Dubroc was compensated for the value of his outstanding options upon his termination as reflected in the Summary Compensation Table. Therefore, all of his outstanding options were cancelled.

     The table below lists, for each of the persons in the Summary Compensation Table, the total number of exercisable and unexercisable options held on December 31, 2002. There were no options exercised by these persons during 2002.

                          2002 YEAR-END OPTION VALUES

                                                         NUMBER OF
                                                   SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                  UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                                                     DECEMBER 31, 2002           DECEMBER 31, 2002(1)
                                                ---------------------------   ---------------------------
NAME                                            EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                            -----------   -------------   -----------   -------------
David M. Eppler...............................    48,000         156,000          $0             $0
Mark H. Segura................................    19,799          57,101           0              0
Dilek Samil...................................         0           9,000           0              0
Darrell J. Dubroc(2)..........................        --              --          --             --
Samuel H. Charlton III........................         0          43,000           0              0
Catherine C. Powell...........................    22,733          51,467           0              0

---------------

(1) The closing price of Cleco common stock at December 31, 2002 was $14.00.

(2) Mr. Dubroc was compensated for the value of his outstanding options upon his termination as reflected in the Summary Compensation Table. Therefore, all of his outstanding options were cancelled.

LONG-TERM INCENTIVE PLAN

     The following table describes restricted stock grants made under the Long-Term Incentive Plan.

     Restricted stock grants are made in a target amount that is subject to forfeiture, in whole or in part, if specified performance goals are not attained during a designated three-year performance cycle. The number of shares granted is listed in the "Number of Shares" column. During the performance cycle, the recipient of the grant is the record owner of these securities and, as such, is entitled to vote the shares and receive dividends. The recipient cannot sell, pledge or otherwise transfer the shares during the cycle, except as provided for in the Long-Term Incentive Plan. Restricted stock is awarded at the end of the performance cycle but is subject to an additional three-year holding period before it can be sold or otherwise transferred.

     The amounts listed in the "Number of Threshold Shares" column represent the restricted stock grants that will vest if only the threshold goals are attained during the performance cycle. The amounts listed in the "Number of Target Shares" column represent the restricted stock grants that will vest if the target levels of performance goals are attained during the performance cycle. No portion of the restricted stock grants will vest if comparative shareholder return (defined as the Cleco common stock price appreciation plus dividends paid during the performance cycle) is less than the pre-established performance level of the 40th percentile. Once the performance level is determined, the vesting schedule for restricted stock grants is as follows:

     - No awards will vest if Cleco's performance on growth in net income and return on investment is less than 75% of plan.

     - Threshold performance on both factors provides a 30% award payout.

     - Target performance on both factors at 100% of plan provides 100% award payout.

Restricted stock vesting for performance above the threshold level and below the target level is prorated.

     The amounts listed under the "Number of Maximum Shares" column represent the number of performance-based restricted stock grants that vest at the target level and the number of performance-based "opportunity shares" that will vest between the target and maximum levels established by the Compensation Committee. Opportunity shares are phantom shares that are awarded in connection with a restricted stock grant. The award of phantom shares does not entitle the recipient to the rights of a shareholder until the issuance of Cleco common stock at the end of the performance cycle. The phantom shares vest based on performance above target levels for growth in net income and return on investment.

The vesting or payout schedule for the "opportunity shares" included in this column, based on Cleco's performance on growth in net income and return on investment, is as follows:

     - No awards of "opportunity shares" vest if Cleco's performance is at or below 100% of plan for growth in net income and return on investment.

     - Maximum performance provides 100% "opportunity shares" award payout, which is equal to 100% of the number of target shares of restricted stock, at 125% of plan for growth in net income and 130% of plan for return on investment.

     The number of phantom or opportunity shares vested for performance above the target level and below the maximum level is prorated. Cleco common stock issued in satisfaction of an opportunity share is subject to a three-year holding period.

                   LONG-TERM INCENTIVE PLAN -- AWARDS IN 2002

                                                                                         ESTIMATED FUTURE PAYOUTS
                                                                                     ---------------------------------
                                                                                     NUMBER OF   NUMBER OF   NUMBER OF
                                       NUMBER OF       PERFORMANCE OR OTHER PERIOD   THRESHOLD    TARGET      MAXIMUM
NAME                                     SHARES        UNTIL MATURATION OR PAYOUT     SHARES      SHARES      SHARES
----                                ----------------   ---------------------------   ---------   ---------   ---------
David M. Eppler...................       14,444           1/1/2002 - 12/31/2004        4,334      14,444      28,888
Mark H. Segura....................        6,381           1/1/2002 - 12/31/2004        1,915       6,381      12,762
Dilek Samil.......................        5,221           1/1/2002 - 12/31/2004        1,567       5,221      10,442
Darrell J. Dubroc(1)..............        6,636           1/1/2002 - 12/31/2004            0           0           0
Samuel H. Charlton III............        4,047           1/1/2002 - 12/31/2004        1,215       4,047       8,094
Catherine C. Powell...............        3,968           1/1/2002 - 12/31/2004        1,191       3,968       7,936

---------------

(1) Mr. Dubroc received a pro rata portion of target and opportunity shares for the performance cycle ending December 31, 2004 upon his termination.

RETIREMENT PLANS

     Cleco's executive officers are participants in the Savings and Investment Plan, the Pension Plan and a Supplemental Executive Retirement Plan, or SERP, all of which are maintained by Cleco Power LLC. Contributions made in 2002 to the Savings and Investment Plan for the benefit of the named executive officers are listed in the Summary Compensation Table.

  PENSION PLAN

     The Pension Plan generally covers employees of Cleco who have attained age 21 and completed one year of service. The monthly benefit payable under the Pension Plan at the normal retirement age of 65 is an amount determined with reference to a participant's "compensation base" and years of service (not to exceed 35 years) at termination of employment. A participant's "compensation base" is calculated by averaging compensation paid during the highest successive five completed calendar years during the ten years prior to termination of employment. Compensation is determined taking into account the salaries and bonuses reflected in the "Salary" and "Bonus" columns of the Summary Compensation Table. However, the compensation that may be taken into account under the Pension Plan is subject to an annual limit under the Internal Revenue Code (the "Code"), which in 2002 was $200,000. Benefits under the Pension Plan are fully vested upon the completion of five years of service. The maximum annual benefit payable under the Pension Plan for employees who retire in 2003 is the lesser of $160,000, a limitation imposed by the Code, or 100% of "average compensation," as defined in the Code. Payments from the Pension Plan are not reduced for Social Security benefits.

     As of December 31, 2002, the following individuals had the following years of service credited under the Pension Plan:

- Mr. Eppler......................................   21 years
- Mr. Segura......................................   18 years
- Ms. Samil.......................................   1 year
- Mr. Dubroc......................................   17 years
- Mr. Charlton....................................   4 years
- Ms. Powell......................................   11 years

  SERP

     Cleco Power LLC maintains a supplemental executive retirement plan, or SERP, for the benefit of key executives of Cleco and its affiliates when designated by the Compensation Committee. The SERP benefit is a percentage of each participant's eligible compensation, reduced by any amount payable from the Pension Plan. Under the SERP, eligible compensation is based upon the sum of the highest annual salary paid during the five years prior to termination of employment and the average of the three highest annual incentive compensation plan awards paid to the participant during the preceding 60 months. In the event of a change in control, Cleco will make a contribution to a rabbi trust to fund the benefit obligation.

     As of December 31, 2002, the chief executive officer and the five most highly compensated executive officers of Cleco participated in the SERP. The following table illustrates the combined estimated annual benefit payable from both the Pension Plan and the SERP at age 65 to persons at specified compensation levels. Benefits are computed on a joint and 100% survivor annuity basis.

                                             YEARS OF SERVICE AT RETIREMENT
                                  ----------------------------------------------------
FINAL TOTAL COMPENSATION             15         20         25         30         35
------------------------          --------   --------   --------   --------   --------
$125,000........................  $ 81,250   $ 81,250   $ 81,250   $ 81,250   $ 81,250
 150,000........................    97,500     97,500     97,500     97,500     97,500
 175,000........................   113,750    113,750    113,750    113,750    113,750
 200,000........................   130,000    130,000    130,000    130,000    130,000
 225,000........................   146,250    146,250    146,250    146,250    146,250
 250,000........................   162,500    162,500    162,500    162,500    162,500
 300,000........................   195,000    195,000    195,000    195,000    195,000
 400,000........................   260,000    260,000    260,000    260,000    260,000
 500,000........................   325,000    325,000    325,000    325,000    325,000
 600,000........................   390,000    390,000    390,000    390,000    390,000
 700,000........................   455,000    455,000    455,000    455,000    455,000

  OTHER

     Mr. Eppler, Mr. Segura, Ms. Samil, Mr. Charlton and Ms. Powell may elect to participate in a deferred compensation plan and defer the receipt of all or part of salary, bonus and option gain. Benefits are equal to the amount credited to each executive's individual account based on compensation deferred plus applicable investment returns and are generally payable when an executive retires or attains a specified age. In the event of a change in control, Cleco will make a contribution to a rabbi trust to fund plan benefits.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL

     Cleco has executive employment agreements with Mr. Eppler, Mr. Segura, Ms. Samil, Mr. Charlton and Ms. Powell and other executive officers and general managers of Cleco. Each agreement provides generally for the payment of a minimum annual salary, participation in all Cleco benefit plans and programs applicable to Cleco's executive officers and reimbursement of employment-related expenses incurred during the term of employment. Under the agreements, the 2003 base salaries for the continuing Cleco executives named in the Summary Compensation Table are as follows:

- Mr. Eppler......................................  $415,000
- Mr. Segura......................................  $185,000
- Ms. Samil.......................................  $225,000
- Mr. Charlton....................................  $218,000
- Ms. Powell......................................  $190,000

     Each agreement provides for an initial three-year term that renews annually for one additional year, unless either Cleco or the executive officer gives notice prior to renewal that such officer's term of employment will not be extended. The agreements also generally require the executives not to disclose confidential information related to Cleco and, for a period of one year after termination, not to hire Cleco officers, employees or agents, or solicit or divert any customer or supplier of Cleco.

  SEVERANCE PAYMENTS

     No severance is payable if Cleco terminates an executive for cause or the executive terminates other than on account of a constructive termination (generally, a material reduction in base compensation, authority or duties). If the executive terminates on account of death or disability, he or she is entitled to a prorated bonus for the year of termination. If Cleco terminates the executive, without cause, or the executive terminates on account of a constructive termination, he or she is entitled to the following: (a) payment of at least 100% of his or her annual base compensation, (b) payment of an incentive bonus payable in the target amount for the year of termination, (c) full vesting of service requirements under the SERP, (d) continued group medical coverage paid for by Cleco for up to 18 months after such termination, and (e) payment of certain relocation benefits. Lesser severance benefits are payable to other executive officers and managers.

  CHANGE IN CONTROL

     If a change in control occurs and Cleco terminates the executive's employment without cause or the executive terminates his or her employment for good reason, either within 60 days before or 36 months after such change, the executive will receive change in control benefits in lieu of any severance obligation otherwise payable under the agreement. The term "change in control" is defined in the Long-Term Incentive Plan and generally includes the following events:

     - Any person or group becomes the direct or indirect beneficial owner of 20% or more of Cleco's outstanding voting securities;

     - The majority of Cleco's board changes during a 24-month period;

     - As a result of a merger or consolidation, less than 80% of the surviving corporation's outstanding voting securities is owned by former Cleco shareholders (excluding the affiliates of any party to the transaction);

     - Cleco sells, leases or otherwise disposes of all or substantially all of its assets;

     - Cleco's shareholders approve a plan of dissolution or liquidation;

     - Cleco sells, leases or otherwise disposes of all or substantially all of its interest in Cleco Power LLC; or

     - Certain other significant events that Cleco would be required to report in a proxy statement.

     The change in control benefits provided under the agreement consist of: (a) an amount equal to three times the executive's annual base compensation plus target incentive, (b) accelerated vesting, lapse of restrictions and all performance objectives being deemed satisfied as to any outstanding grants or awards made to the executive under Cleco's long-term incentive plans, (c) full vesting of service requirements under the SERP and a minimum benefit, (d) an amount equal to Cleco's maximum matching contribution obligation under the Savings and Investment Plan for a three-year period, (e) continued group medical coverage paid for by Cleco for up to three years or until similar coverage is obtained, and (f) certain relocation benefits.

     In the event of a change in control, payments (for item (a) above) under the agreements for the continuing executives named in the Summary Compensation Table, using the base annual compensation and target incentive for 2003, will be approximately as follows:

- Mr. Eppler.....................................  $2,054,250
- Mr. Segura.....................................  $  749,250
- Ms. Samil......................................  $  978,750
- Mr. Charlton...................................  $  915,600
- Ms. Powell.....................................  $  798,000

Lesser change in control benefits are provided to other executive officers and managers.

  BUSINESS TRANSACTION

     If the executive's employment with Cleco and its affiliates is involuntarily terminated on account of a business transaction, other than for cause, the executive is entitled to the following: (a) payment of at least 100% of his or her annual base compensation, (b) an incentive bonus payable in the target amount for the year of termination, (c) accelerated vesting, lapse of restrictions and all performance objectives being deemed satisfied as to any outstanding grants or awards made to the executive under Cleco's long-term incentive plans, (d) full vesting of service requirements under the SERP and a minimum benefit, (e) continued group medical coverage, and (f) relocation benefits. A business transaction is defined as the sale, lease or other disposition of all or a substantial portion of Cleco Midstream Resources LLC or the transmission line of business of Cleco Power LLC other than a transaction that constitutes a change in control as determined by the Compensation Committee.

  TAX PAYMENT

     Payments to Mr. Eppler, Mr. Segura, Ms. Samil, Mr. Charlton and Ms. Powell in connection with a change in control or business transaction will be increased, to the extent necessary, to offset the effects of any golden parachute excise taxes payable with respect to such payments. The agreements for other executive officers and managers provide similar benefits or that benefits will be cut back in an amount sufficient to avoid applicable excise taxes.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee ("Committee"), composed entirely of outside directors who are not current or former officers or employees of Cleco, is responsible for implementing or making recommendations to the board of directors with respect to Cleco's officer compensation programs. The Committee has retained the services of executive compensation consultants to provide professional assistance, data and advice regarding pay practices at Cleco. This report describes the basis on which such 2002 compensation determinations or recommendations were made by the Committee with respect to Cleco's executive officers and provides specific information regarding compensation of Cleco's executive officers as a group. Cleco's chief executive officer and the five other most highly compensated executive officers are sometimes referred to as the "Named Executives."

     Section 162(m) of the Internal Revenue Code limits to $1,000,000 in a taxable year the deduction Cleco may claim for compensation paid to an executive officer, unless certain performance-based requirements are met. Cleco has reviewed this provision and does not anticipate any payment of compensation in the near term in excess of that which is deductible under Section 162(m). Under the Cleco Corporation 2000 Long-Term Incentive Compensation Plan ("Long-Term Incentive Plan"), which was presented to Cleco shareholders and approved at the 2000 annual meeting, the Committee has the discretion to determine whether to make grants or awards contingent upon the achievement of objective performance goals necessary to qualify as performance-based compensation under Section 162(m).

  COMPENSATION PHILOSOPHY AND OVERALL OBJECTIVE OF EXECUTIVE COMPENSATION
  PROGRAMS

     Cleco seeks to ensure that executive compensation is directly linked to corporate performance and increased shareholder value and is comparable with pay practices similar to those of comparable electric utilities and energy services companies. Each year, the Committee, in making compensation decisions and recommendations, and the board of directors, in approving base salaries, reviews Cleco's performance and compares such performance to specified internal and external performance standards. The following guidelines are used by the Committee to make compensation decisions and recommendations:

     - Provide variable compensation opportunities that are directly linked to the financial performance of Cleco and are aligned with the interests of shareholders.

     - Provide incentives to increase corporate performance and shareholder value relative to the level achieved at comparable electric utilities and energy services companies.

     - Establish executive officer base pay levels somewhat below the average of the competitive market, while providing incentive award opportunities above the market when specific performance objectives are achieved.

     - Provide a competitive total compensation package that has a significant "at-risk" component that enables Cleco to attract and retain key executives.

  COMPENSATION PROGRAM COMPONENTS

     The compensation program for executive officers is currently comprised of base salary, annual performance-related incentives, performance-based awards of restricted stock and related "opportunity shares" (additional stock awards based on exceeding company performance targets) and grants of stock options. The awards of performance-based restricted stock, related "opportunity shares" and grants of stock options are made under the Long-Term Incentive Plan. The components of the compensation program for Cleco's executive officers are further explained below.

  BASE SALARIES

     Base pay levels are largely determined through comparisons with those of peer diversified energy services companies and other investor-owned utilities. These individual position comparisons are based on the responsibilities of the specific executive and the appropriate competitive market comparison. Actual salaries are based on individual performance contributions within an overall salary and total compensation administration program. While the actual relationship may vary from year to year, it is Cleco's policy to set base pay levels for Cleco's executive officers, including the Named Executives, somewhat below the average of the competitive market. Including 2002 base salary increases, actual base pay levels for Cleco's executive officers, including the Named Executives, are consistent with this policy. Increases in base salaries for 2002 for continuing executive officers were recommended by the Committee and approved by the board of directors in January 2002. In January 2002, the Named Executives, other than the chief executive officer, received pay increases that averaged 9.7%. The individual performance adjustments reflect increases in position responsibilities, an assessment of individual contributions, as well as the current competitive market.

     As a result of Cleco's corporate restructuring completed during 2002 and industry trends, no increases were approved for Named Executives for 2003.

  ANNUAL INCENTIVE COMPENSATION

     Cleco's executive officers are eligible to participate in an annual incentive compensation program ("AIP"). The objectives of the AIP are to deliver competitive levels of bonus opportunity, based on the attainment of specific short-term financial objectives. Performance measures used in the AIP are selected as they contribute to enhanced shareholder value and reinforce behavior that contributes to consistent growth of the enterprise. The Committee establishes total target annual bonus levels based on 50th percentile bonus levels at companies in the selected peer group. Many of the utility/energy services companies utilized in this competitive analysis are included in the Edison Electric Institute Index (found on page 24 of this proxy statement). In addition, Florida Public Utilities Company, another energy services company, is used for comparison purposes. Together with the companies comprising the Edison Electric Institute Index, these companies are referred to in this report as the "Selected Peer Group." Targeted awards for Cleco's corporate officers under this program range from 20% to 60% of base salary. Awards are paid in the first quarter of the year following the year for which the award is earned. The amounts of actual awards are further subject to the discretion of the Committee and may be increased or decreased by up to 25%. Awards are based on both corporate and business unit performance. Corporate performance objectives comprise from 60% to 100% of total target bonus levels and are based on earnings-per-share goals and Cleco's return on average equity in relation to that of companies in the Selected Peer Group. Based on actual results, awards from 0% to 150% of corporate target incentive levels may be made. Business unit performance objectives comprise from 0% to 40% of total target bonus levels and are based on various goals, depending upon the responsibilities of the executive.

     For awards based on 2002 performance, the diluted earnings per share target was $1.62. Cleco's return on average equity target was between the 50th to 59th percentile of the Selected Peer Group. Cleco's actual 2002 return on equity performance was in the 75th to 100th percentile of the Selected Peer Group, and its diluted earnings per share in 2002 was $1.47. Based on this corporate performance, the Committee approved awards for 2002 at 64% of corporate target annual bonus levels as specified in the plan payout matrix. Business units which met 2002 business unit performance goals were paid awards at 64% of the earned performance levels to mirror payouts for corporate performance.

  LONG-TERM INCENTIVE COMPENSATION PLAN

     The Committee supports increased stock ownership by Cleco's key executives and favors awards to key executives of stock and/or cash based on Cleco's stock price appreciation and other measures of performance. The basis for such position is the Committee's belief that Cleco benefits by providing those persons who have substantial responsibility for the management and growth of Cleco with additional incentives. Thus, under the Long-Term Incentive Plan, executive officers may be eligible to receive performance-based grants of restricted stock, related "opportunity shares," restricted unit grant awards, related "opportunity units," stock options and stock appreciation rights, giving them the right to receive or purchase shares of Cleco common stock under specified circumstances or to receive cash awards based on Cleco's stock price appreciation or the achievement of pre-established long-term performance goals. The Committee believes that such programs are also important as a means of retaining senior management over the long term. The number of shares of Cleco common stock and other awards granted to executive officers under the Long-Term Incentive Plan is based on competitive compensation practices of companies in the Selected Peer Group. One of the benefits realized from the use of restricted stock awards has been executive stock ownership levels above those of companies in the Selected Peer Group without establishment of formal ownership requirements.

     Provisions of the long-term performance-based restricted stock grants program require an additional three-year holding period following vesting before any shares may be sold or transferred. Because of this requirement, the Long-Term Incentive Plan provides for the payment of a tax gross-up on the value of the shares earned in each performance cycle. This allows executives to avoid selling shares to cover the tax liability, thereby encouraging long-term stock ownership. The added value resulting from the tax gross-up is considered when determining the target award level for each executive. Grants and awards of performance-based restricted stock as well as related "opportunity shares" under the Long-Term Incentive

Plan were made to all Named Executives in 2002. Awards actually earned are based on Cleco's performance during a three-year performance cycle compared to the Selected Peer Group over the same period. In order for performance-based restricted stock and "opportunity shares" to be earned, two criteria must be met. First, in order for any payout to occur, Cleco's relative total shareholder return must be at or above the 40th percentile of the Selected Peer Group. Second, if relative total shareholder return meets the 40th percentile threshold, actual payout is determined by performance on objective measures, which include compound growth in net income and return on investment over the performance period. For the tenth three-year performance cycle, which ended December 31, 2002, Cleco did not achieve the required threshold performance at or above the 40th percentile. Thus, no award was paid for the three-year performance cycle ended December 31, 2002.

  2002 SEVERANCE PAYMENT

     On December 20, 2002, Mr. Dubroc terminated his employment with Cleco. Under the terms of his executive employment agreement, Mr. Dubroc received or will receive one year's base pay, relocation assistance and coverage under Cleco's group medical plan for a period of 18 months. In consideration for the signing of a waiver and release, Mr. Dubroc received or will receive payment of target annual incentive for 2002, an additional six months' base pay, cash for outplacement services, cash in lieu of the aforementioned relocation assistance and a cash payment equal to the Black-Scholes value of the non-qualified stock options previously granted to him determined as if the exercise period of such options expired five years from his resignation date.

  2002 COMPENSATION FOR THE PRESIDENT AND CHIEF EXECUTIVE OFFICER

     The Committee believes that the role of the chief executive officer is particularly important in reaching corporate goals and accomplishing organizational objectives. As such, for 2002, the Committee made the following recommendations or determinations regarding the compensation for Mr. Eppler:

     - Base Salary -- Mr. Eppler's annual base salary was increased in January 2002 from $375,000 to $415,000. The amount of this increase was based on the continued performance of Mr. Eppler as evaluated by the Committee. Even with this adjustment, his base pay is significantly below peers in the industry.

     - Annual Incentive -- Mr. Eppler was eligible to participate in 2002 in Cleco's annual incentive compensation program discussed above. The chief executive officer's 2002 target award was 60% of his base salary. Based on the results of the annual incentive program's performance measures, his actual award for 2002 was 64% of target, or 38.4% of his base salary.

     - Long-Term Incentive Plan -- Grants and awards were made to Mr. Eppler under the Long-Term Incentive Plan during 2002. The number of shares of stock and other awards granted to the chief executive officer under the Long-Term Incentive Plan are based on competitive practices within the defined competitive market for the position. Administration is consistent with the provisions of the plan as described above in "Long-Term Incentive Compensation Plan." For the three-year performance cycle ended December 31, 2002, the chief executive officer's award was 0% of the target, or 0 shares. Mr. Eppler received a grant of nonqualified stock options to purchase 10,000 shares of Cleco common stock. The exercise price of the options is $24.25, the average of the high/low price (rounded to the nearest eighth) of Cleco common stock on the date of grant. The options vest in one-third increments per year beginning on the third anniversary of the date of the grant, so long as Mr. Eppler remains a Cleco employee.

  SUMMARY

     The Committee believes that base pay levels and increases and performance-based awards are reasonable and competitive with the compensation programs provided to officers and other executives by other companies of similar size and complexity to Cleco. The Committee believes further that the degree of performance sensitivity in the annual incentive program continues to be reasonable, yielding awards that are directly linked to the annual financial and operational results of Cleco. The Long-Term Incentive Plan provides, in the view of the Committee, financial opportunities to participants and retention features for Cleco that are consistent with the relative returns that are generated on behalf of Cleco's shareholders.

  THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF CLECO CORPORATION

        William H. Walker, Jr., Chairman
        Brig. General Sherian G. Cadoria (U.S. Army Retired)
        J. Patrick Garrett
        Elton R. King
        William L. Marks

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee of the board of directors are set forth above. There are no matters relating to interlocks or insider participation that Cleco is required to report.

                         REPORT OF THE AUDIT COMMITTEE

     The Audit Committee of the board of directors is composed of four directors who are independent directors as defined under the current rules of the New York Stock Exchange. The Audit Committee operates under a written charter adopted by the board of directors in April 2000, a copy of which was attached as an appendix to Cleco's proxy statement relating to its 2001 annual meeting of shareholders.

     Management has the responsibility for the preparation of Cleco's financial statements, and PricewaterhouseCoopers LLP (the "Independent Auditors") has the responsibility for the audit of those statements. The Audit Committee selects and recommends to Cleco's board of directors the appointment of Cleco's independent auditors, reviews the scope of audits, reviews and recommends to the board of directors financial reporting and accounting practices and reviews Cleco's procedures for internal auditing and the adequacy of the systems of internal controls of Cleco.

     The Audit Committee held four meetings during 2002. The meetings were designed to facilitate and encourage private communication between the Audit Committee and Cleco's internal auditors and the Independent Auditors.

     During these meetings, the Audit Committee reviewed and discussed the audited financial statements with management of Cleco and the Independent Auditors. The discussions with the Independent Auditors included the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee received the written disclosures and the letter regarding independence from the Independent Auditors as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed this information with PricewaterhouseCoopers LLP.

     Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors that the audited financial statements be included in Cleco's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the Securities and Exchange Commission.

  THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF CLECO CORPORATION

        F. Ben James, Jr., Chairman
        Richard B. Crowell
        Ray B. Nesbitt
        Robert T. Ratcliff

                               PERFORMANCE GRAPH

     The following performance graph compares the performance of Cleco common stock to the S&P 500 Index and to the Edison Electric Institute Index, which includes Cleco, for Cleco's last five fiscal years. The graph assumes that the value of the investment in Cleco common stock and each index was $100 at December 31, 1997 and that all dividends were reinvested.

                              (PERFORMANCE GRAPH)

                                                            DECEMBER 31,
                                      ---------------------------------------------------------
                                       1997      1998      1999      2000      2001      2002
                                      -------   -------   -------   -------   -------   -------
Cleco...............................  $100.00   $111.28   $109.63   $195.21   $162.97   $109.38
S&P 500 Index.......................  $100.00   $128.52   $155.53   $141.36   $124.63   $ 97.15
EEI Index(1)........................  $100.00   $114.55   $ 91.80   $137.53   $127.98   $107.71

---------------

(1) As of December 31, 2002, the Edison Electric Institute Index was comprised of: Allegheny Energy, Inc.; ALLETE, Inc.; Alliant Energy Corporation; Ameren Corporation; American Electric Power Company, Inc.; Aquila, Inc. (formerly UtiliCorp United Inc.); Avista Corporation; Black Hills Corporation; CenterPoint Energy, Inc. (new holding company for Reliant Energy, Incorporated); Central Vermont Public Service Corporation; CH Energy Group, Inc.; Cinergy Corp.; Cleco Corporation; CMS Energy Corporation; Consolidated Edison, Inc.; Constellation Energy Group, Inc.; Dominion Resources, Inc.; DPL, Inc.; DQE, Inc.; DTE Energy Company; Duke Energy Corporation; Edison International; El Paso Electric Company; The Empire District Electric Company; Energy East Corporation; Entergy Corporation; Exelon Corporation; FirstEnergy Corp.; FPL Group, Inc.; Great Plains Energy Incorporated; Green Mountain Power Corporation; Hawaiian Electric Industries, Inc.; IDACORP, Inc.; Keyspan Corporation; Maine Public Service Company; MDU Resources Group, Inc.; MGE Energy Inc. (new holding company for Madison Gas and Electric Company); NiSource Inc.; Northeast Utilities; Northwestern Corporation; NSTAR; OGE Energy Corp.; Otter Tail Corporation; Pepco Holdings, Inc. (new holding company for Conectiv and Potomac Electric Power Company); PG & E Corporation; Pinnacle West Capital Corporation; PNM Resources, Inc.; PPL Corporation; Progress Energy, Inc.; Public Service Enterprise Group Incorporated; Puget Energy, Inc.; Scana Corporation; Sempra Energy; Sierra Pacific Resources; The Southern Company; TECO Energy Inc.; TXU Corp.; UIL Holdings Corporation; UniSource Energy Corporation; Unitil Corporation; Vectren Corporation; Westar Energy, Inc. (formerly Western Resources, Inc.); Wisconsin Energy Corporation; WPS Resources Corporation; and Xcel Energy Inc. The following companies were deleted from the Edison Electric Institute Index used in Cleco's proxy statement relating to its 2002 annual meeting of shareholders: Montana Power Company (merged with a subsidiary of Touch America Holdings, Inc.), Niagara Mohawk Holdings, Inc. (merged with National Grid Group plc) and RGS Energy Group, Inc. (merged with a subsidiary of Energy East Corporation).

    PROPOSAL NUMBER 2 -- RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The board of directors, upon the selection and recommendation of the Audit Committee, has appointed PricewaterhouseCoopers LLP as independent auditors to conduct the annual audit of Cleco for the fiscal year ending December 31, 2003. The firm of PricewaterhouseCoopers LLP, or its predecessor, Coopers & Lybrand LLP, independent certified public accountants, has served as auditors of Cleco and its predecessor continuously since 1952. The persons named in the accompanying proxy will vote in accordance with the choice specified thereon, or, if no choice is properly indicated, in favor of the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors of Cleco.

     A representative of PricewaterhouseCoopers LLP is expected to attend the annual meeting. If present, the representative will have an opportunity to make a statement during the meeting if he or she so desires and will respond to appropriate questions raised during the meeting.

     Aggregate fees for professional services rendered for Cleco by PricewaterhouseCoopers LLP as of or for the years ended December 31, 2002 and 2001, were as follows:

                                                                 2002         2001
                                                              ----------   ----------
Audit.......................................................  $  540,000   $  465,000
Audit Related...............................................      38,000       27,000
Tax.........................................................     686,000      206,000
All Other...................................................     240,000    3,501,000
                                                              ----------   ----------
       TOTAL................................................  $1,504,000   $4,199,000
                                                              ==========   ==========

     The Audit fees for 2002 and 2001 were for professional services rendered for the audits of Cleco's consolidated financial statements, the review of those financial statements included in Cleco's quarterly reports on Forms 10-Q, issuance of comfort letters, a security review of new financial software, assistance in a special investigation and assistance with review of documents filed with the SEC.

     The Audit Related fees billed during 2002 and 2001 were for assurance and other services related to employee benefit plan audits and due diligence related to potential mergers and acquisitions.

     Tax fees billed during 2002 and 2001 were for services related to tax compliance reviews, and tax planning and tax advice, including assistance with and representation in tax audits and appeals, advice related to mergers and acquisitions, tax services for employee benefit plans, and requests for rulings or technical advice from tax authorities.

     All Other fees billed during 2002 and 2001 were for services rendered for financial information systems implementation and design and strategic advisory services.

     The board of directors has unanimously approved the appointment of PricewaterhouseCoopers LLP as independent auditors and recommends that you vote "FOR" the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors.

                                 ANNUAL REPORT

     A shareholder survey card and the enclosed 2002 Annual Report to Shareholders, which contains Cleco's consolidated financial statements for the year ended December 31, 2002, accompany the proxy material being mailed to all shareholders. The shareholder survey card and the 2002 Annual Report to Shareholders are not a part of the proxy solicitation material.

                           PROPOSALS BY SHAREHOLDERS

     Any shareholder who intends to present a proposal at the 2004 annual meeting of shareholders and who requests inclusion of the proposal in Cleco's 2004 proxy statement and form of proxy in accordance with applicable Securities and Exchange Commission rules must file such proposal with Cleco no later than November 20, 2003. Proposals should be addressed to: Cleco Corporation, P.O. Box 5000, Pineville, Louisiana 71361-5000, Attn: Secretary.

     The Bylaws of Cleco also require advance notice of other proposals by shareholders to be presented at any meeting of Cleco shareholders. In the case of the 2004 annual meeting, the required notice generally must be received by the Cleco Secretary no later than December 25, 2003. In order for a matter to be properly presented at the meeting, the notice must also set forth as to each such matter of business proposed:

     - a brief description of the matter and the reasons for conducting it at the meeting;

     - your name and address;

     - the name of all other persons, if any, with whom you are acting in concert;

     - the class and number of Cleco shares you beneficially own;

     - the class and number of Cleco shares beneficially owned by all other persons, if any, with whom you are acting in concert; and

     - any material interest of yours or any person with whom you are acting in concert in the business proposed.

     If you desire to nominate a director or amend Cleco's Amended and Restated Articles of Incorporation or Bylaws at the 2004 annual meeting, the Bylaws require that you give written notice to Cleco's Secretary no later than October 26, 2003.

     The notice for nomination of a director must set forth, in addition to certain information regarding the business experience of and your relationship to your nominee:

     - the number of Cleco shares you beneficially own;

     - the names of all other persons, if any, with whom you are acting in concert; and

     - the number of Cleco shares beneficially owned by each such person.

     The Nominating/Governance Committee will consider nominees for director who are recommended by shareholders in accordance with the above procedures and Cleco's Bylaws.

     The notice for amendment of Cleco's Amended and Restated Articles of Incorporation or Bylaws must be accompanied by:

     - the text of your proposed amendment;

     - evidence, reasonably satisfactory to Cleco's Secretary, of your status as a shareholder and the number of Cleco shares you beneficially own;

     - a list of the names of all other persons, if any, with whom you are acting in concert and the number of Cleco shares beneficially owned by them; and

     - an opinion of counsel, reasonably satisfactory to Cleco's board of directors, to the effect that Cleco's Amended and Restated Articles of Incorporation or Bylaws, as amended, would not conflict with Louisiana law.

     You may obtain a copy of Cleco's Bylaws, in which these procedures are set forth, upon written request to Secretary, Cleco Corporation, 2030 Donahue Ferry Road, Pineville, Louisiana 71360-5226.

                                 OTHER MATTERS

     Management does not intend to bring any other matters before the meeting and has not been informed that any other matters are to be presented to the meeting by others. If other matters properly come before the meeting or any adjournments or postponements, the persons named in the accompanying proxy and acting thereunder intend to vote in accordance with their best judgment.

     ALL SHARES OF CLECO COMMON STOCK OR CLECO PREFERRED STOCK THAT A SHAREHOLDER OWNS, NO MATTER HOW FEW, SHOULD BE REPRESENTED AT THE ANNUAL MEETING. THE ACCOMPANYING PROXY SHOULD THEREFORE BE COMPLETED, SIGNED, DATED AND RETURNED AS SOON AS POSSIBLE, OR YOU SHOULD VOTE THROUGH THE INTERNET AS DESCRIBED IN THE ENCLOSED PROXY CARD.

                                          By Order of Cleco's Board of
                                          Directors,

                                          /s/ DAVID M. EPPLER

                                          David M. Eppler
                                          President, Chief Executive Officer and
                                          Director

March 19, 2003

                                   APPENDIX A
                     MAP OF LOCATION OF ANNUAL MEETING SITE

               (MAP OF DIRECTIONS TO LOUISIANA CONVENTION CENTER)

PROXY                                                                      PROXY

                               CLECO CORPORATION

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
            FOR THE ANNUAL MEETING OF SHAREHOLDERS ON APRIL 25, 2003

The undersigned hereby appoint(s) David M. Eppler, Michael P. Prudhomme and R. O'Neal Chadwick, Jr. or any of them (each with full power to act alone and with power of substitution), as proxies, to represent the undersigned, and to vote upon all matters that may properly come before the meeting, including the matters described in the proxy statement furnished herewith (receipt of which is hereby acknowledged), subject to any directions indicated on the reverse side, with full power to vote all shares of capital stock of Cleco Corporation held of record by the undersigned as of the close of business on February 24, 2003, at the annual meeting of shareholders to be held on April 25, 2003, and any adjournment(s) or postponement(s) thereof. The following items of business will be considered at the aforesaid annual meeting:

1. To elect three Class III directors:
   01--J. Patrick Garrett, 02--F. Ben James, Jr., 03--Elton R. King; and

2. To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for the year ending December 31, 2003.

Instruction: Unless otherwise specified in the space provided immediately below, this proxy shall authorize the proxies named herein to cumulate all common stock votes which the undersigned is entitled to cast at the annual meeting for, and to allocate such votes among, one or more of the nominees for director listed above as such proxies shall determine, in their sole and absolute discretion, in order to maximize the number of such nominees elected to Cleco Corporation's Board of Directors. To specify a different method of cumulative voting, write "Cumulate For" and the number of shares of common stock and the name(s) of the nominee(s) in the space provided immediately below.


--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

            PLEASE COMPLETE, SIGN, DATE AND MAIL IN THE ACCOMPANYING
             POSTPAID ENVELOPE UNLESS YOU VOTE USING THE INTERNET.

[X] Please mark you
    votes as in this
    example

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

This proxy will be voted as directed below on the proposals set forth in the proxy statement for the meeting:


                                 FOR           WITHHOLD AUTHORITY
                            all nominees    to vote for all nominees                                        FOR  AGAINST  ABSTAIN
1. To elect three               [  ]                 [  ]                2. To ratify the appointment of   [  ]   [  ]    [  ]
   Class III directors.                                                     PricewaterhouseCoopers LLP as
   (see reverse side)                                                       independent auditors for the
                                                                            year ending December 31, 2003.
   FOR, except VOTE withheld from the following nominee(s):
   --------------------------------------------------------              3. To vote upon such other business as may properly
                                                                            come before the annual meeting and any adjournment(s)
                                                                            or postponement(s), thereof, in their discretion.

                                                                         This proxy, when properly executed, will be voted in the
                                                                         manner directed herein by the undersigned shareholder. IF
                                                                         NO SPECIFIC DIRECTIONS ARE GIVEN, YOUR SHARES WILL BE
                                                                         VOTED FOR EACH OF THE PROPOSALS, INCLUDING FOR THE
                                                                         NOMINEES LISTED ON THE REVERSE SIDE HEREOF. THE PROXIES
                                                                         RETAIN THE RIGHT TO CUMULATE COMMON STOCK VOTES FOR
                                                                         DIRECTORS UNLESS THE SPECIFIC NUMBER OF VOTES FOR
                                                                         DIRECTORS IS LISTED ON THE REVERSE SIDE. THE INDIVIDUALS
                                                                         DESIGNATED ON THE REVERSE SIDE HEREOF WILL VOTE IN THEIR
                                                                         DISCRETION ON ANY OTHER MATTER THAT PROPERLY MAY COME
                                                                         BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT(S) OR
                                                                         POSTPONEMENT(S) THEREOF. THE UNDERSIGNED HEREBY REVOKES
                                                                         ALL PROXIES HERETOFORE GIVEN IN CONNECTION WITH THE 2003
                                                                         ANNUAL MEETING OF SHAREHOLDERS.


Please sign exactly as name(s) appears on the certificate or             -----------------------------------------------------------
certificates representing shares to be voted by this proxy, as
shown on the label above. When signing as executor,                      -----------------------------------------------------------
administrator, attorney, trustee or guardian, please give full           SIGNATURE(S)                                         DATE
title as such. If a corporation, please sign full corporation name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person(s).



------------------------------------------------------------------------------------------------------------------------------------
                                                        FOLD AND DETACH HERE



You may also vote your shares electronically through the Internet. Voting via the Internet will eliminate the need to mail voted proxy cards representing your shares. However, voting using the Internet does not allow you to cumulate votes in the election of directors. If you wish to cumulate your director votes in a specific manner, you must complete and mail in the proxy card and follow the instructions for cumulative voting on the card.

To vote using the Internet, please follow the steps below:

         o        HAVE YOUR PROXY CARD AND SOCIAL SECURITY NUMBER AVAILABLE.

         o BE READY TO ENTER THE PIN NUMBER INDICATED ABOVE JUST BELOW THE PERFORATION.

         o        LOG ON TO THE INTERNET AND GO TO THE WEBSITE
                  HTTP://WWW.EPROXYVOTE.COM/CNL

The Internet voting system preserves the confidentiality of your vote and will confirm your voting instructions with you. You may also change your selections on any or all of the proposals to be voted at any time until 24 hours before the Annual Meeting.

              YOUR VOTE IS IMPORTANT TO US. THANK YOU FOR VOTING.

                               CLECO CORPORATION

P R O X Y


                                CLECO CORPORATION
  PROXY SOLICITED ON BEHALF OF THE TRUSTEE OF THE CLECO CORPORATION SAVINGS AND
                           INVESTMENT PLAN AND/OR THE
         CUSTODIAN OF THE CLECO CORPORATION EMPLOYEE STOCK PURCHASE PLAN
             FOR THE ANNUAL MEETING OF SHAREHOLDERS ON APRIL 25,2003


The undersigned participant in the Cleco Corporation Savings and Investment Plan and/or the Cleco Corporation Employee Stock Purchase Plan hereby appoints, as applicable, UMB Bank, N.A., trustee of the Savings and Investment Plan and/or The Bank of New York, custodian of the Employee Stock Purchase Plan (each, as applicable, with full power of substitution), as proxy(ies) with respect to the number of whole and fractional units representing shares of common and preferred stock (if any) allocated to the undersigned's accounts in the plan(s) as of the close of business on February 24, 2003, to represent the undersigned, and to vote upon all matters that may properly come before the meeting, including the matters described in the proxy statement furnished herewith (receipt of which is hereby acknowledged), subject to any directions indicated on the reverse side, with full power to vote (and to cumulate votes, if applicable) at the annual meeting of shareholders to be held on April 25, 2003, and any adjournment(s) or postponement(s) thereof.

PLEASE COMPLETE, SIGN, DATE AND MAIL IN THE ACCOMPANYING POSTPAID ENVELOPE UNLESS YOU VOTE USING THE INTERNET.


--------------------------------------------------------------------------------
                            o FOLD AND DETACH HERE o


+                                                                              +

    PLEASE MARK YOUR
[X] VOTES AS IN THIS
    EXAMPLE.

                                        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"PROPOSALS 1 AND 2.

THIS PROXY WILL BE VOTED AS DIRECTED BELOW ON THE PROPOSALS SET FORTH IN THE PROXY STATEMENT FOR THE MEETING.
-----------------------------------------------------------------------------------------------------------------------------------
                    FOR                       WITHHOLD AUTHORITY                                               FOR  AGAINST ABSTAIN
         all nominees listed below         to vote for all nominees        2. To ratify the appointment of     [ ]    [ ]     [ ]
 (except as marked to the contrary below)        listed below                 PricewaterhouseCoopers LLP as
                    [ ]                              [ ]                      independent auditors for the
                                                                              year ending December 31, 2003.

                                                                           3. To vote upon such other business as may properly
                                                                              come before the annual meeting and any adjournment(s)
                                                                              or postponement(s) thereof, in its or their
                                                                              discretion.
1. To elect three Class III directors.

(INSTRUCTION:TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
CHECK THE BOX TO VOTE "FOR"ALL NOMINEES AND STRIKE A LINE THROUGH THE
NOMINEE'S NAME IN THE LIST BELOW. Common stock units allocated under either plan may be cast cumulatively for one or more directors. To cumulate votes, place the number or percentage of votes for a director below such director's name on the line provided.)

Number or percentage     01 J. Patrick Garrett  02 F. Ben James, Jr.
of votes, if cumulated:  03 Elton R. King

                                                                           This proxy, when properly executed, will be voted in the
                                                                           manner directed herein by the undersigned participant.
                                                                           IF NO SPECIFIC DIRECTIONS ARE GIVEN, SHARES SUBJECT TO
                                                                           THIS PROXY WILL NOT BE VOTED BY THE TRUSTEE AND/OR THE
                                                                           CUSTODIAN, AS APPLICABLE. THE TRUSTEE AND THE CUSTODIAN
                                                                           RETAIN THE RIGHT TO CUMULATE VOTES FOR DIRECTORS UNLESS
                                                                           THE SPECIFIC NUMBER OF VOTES FOR DIRECTORS IS LISTED
                                                                           UNDER THE DIRECTOR'S NAME. THE TRUSTEE AND/OR THE
                                                                           CUSTODIAN, AS APPLICABLE, WILL VOTE, IN THEIR DISCRETION,
                                                                           ON ANY OTHER MATTER THAT PROPERLY MAY COME BEFORE THE
                                                                           MEETING AND ANY ADJOURNMENT(S) OR POSTPONEMENT(S)
                                                                           THEREOF.

                                                                           THE UNDERSIGNED HEREBY REVOKES ALL PROXIES HERETOFORE
                                                                           GIVEN IN CONNECTION WITH THE 2003 ANNUAL MEETING OF
                                                                           SHAREHOLDERS WITH RESPECT TO COMMON STOCK OR PREFERRED
                                                                           STOCK ALLOCATED TO THE UNDERSIGNED.



Please sign exactly as your name appears in the plan records, as shown on the label above.

                                                                           --------------------------------------------------------
                                                                           SIGNATURE OF PARTICIPANT                  DATE

-----------------------------------------------------------------------------------------------------------------------------------
                                                  o FOLD AND DETACH HERE o



                                VOTE BY INTERNET
                        QUICK o o o EASY o o o IMMEDIATE

Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. However, voting using the Internet does not allow you to cumulate votes in the election of directors. If you wish to cumulate your director votes in a specific manner, you must complete and mail in the proxy card and follow the instructions for cumulative voting on the card.


                  THE WEB ADDRESS IS WWW.PROXYVOTING.COM/CLECO

              IF YOU VOTE BY INTERNET o DO NOT MAIL THE PROXY CARD
                              THANK YOU FOR VOTING


                                           -------------------------------------
                                                      CONTROL NUMBER
                                                    FOR INTERNET VOTING
                                           -------------------------------------